Exhibit 99.2

Embarr Downs To Attend OBS Sale of Two-Year-Olds In Training

Embarr Downs, Inc. (OTCQB: EMBR) announced today that it will be attending the OBS sale for two-year-olds in training in Ocala, Florida.  The Company is expecting to acquire up to 3 thoroughbreds at the auction.

The March sale has long been a source of top class racehorses, as OBS selected 2-year-old sales have produced the winners of 17 Eclipse Awards, 13 Breeders' Cup races, and 38 millionaire graduates, according to sale company statistics. Since the beginning of 2013, OBS March graduates have won or placed in 166 stakes races, winning 66 of them including 25 graded stakes.  Six March graduates scored grade one wins, highlighted by a victory in the Breeders' Cup Sprint by Secret Circle.

“We are excited to be able to partake in the OBS auction”, stated Joseph Wade, CEO of Embarr Downs, Inc. “This is the initial step towards building our stable of thoroughbreds capable of running in stakes races.  Additionally, the Company has begun discussions to acquire a Three-Year-Old that has already won an allowance race. The line of credit we have established allows us to fund the acquisition of these thoroughbreds without the need to issue a single share of common stock.”

The auction will contain over 1,200 thoroughbreds and the catalog can be found here.  The Company’s management and trainer will be at the sale from April 20-25.  Any shareholder that would be interested in attending can contact us at info@embarrdowns.com.

About Embarr Downs. The Company is engaged in the buying, selling and racing of thoroughbreds.  The Company’s focus is acquiring thoroughbreds that can race in the allowance and stakes level of thoroughbred racing; however, the Company will initially begin acquiring thoroughbreds in the claiming level of thoroughbred racing.  More information can be found at www.embarrdowns.com   Additional information can be found at www.embarrdowns.com and on our Facebook page https://www.facebook.com/embarrdowns and Twitter at https://twitter.com/EmbarrDowns.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

Contacts:
Embarr Downs, Inc.
Joseph Wade
(949) 461-1471
info@embarrdowns.com
www.embarrdowns.com